 Exhibit 99.1

Memorandum of Understanding - Subscription Agreement

THIS MEMORANDUM OF UNDERSTANDING ("MOU") AND SUBSCRIPTION AGREEMENT IS ENTERED INTO ON THIS DATE JANUARY 3rd, 2017, FOR THE PURPOSE OF DEFINING AND FORMALIZING THE BUSINESS RELATIONSHIP OF UMED Holdings, Inc. ("UMED or The Company")

AND ("THE INVESTOR") Liberty Trust Company, Ltd., Custodian FBO Paul R. Alfano IRA # ___________, Tax ID # ___________, c/o IPS, 8226 Douglas Avenue, Suite 520, Dallas, Texas 75225.

THIS TRANSACTION IS SUBJECT TO UNITED STATES SECURITIES LAWS GOVERNING THE SALE OF UNREGISTERED SECURITIES. THE SECURITIES PURCHASED UNDER THIS AGREEMENT ARE RESTRICTED WITHIN THE MEANING OF SEC RULE 144 AND MAY NOT BE OFFERED OR SOLD UNDER THE TERMS OF THIS AGREEMENT OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR APPLICABLE EXEMPTION.

SUMMARY OF TERMS

Securities Offered:	5,000,000 shares of UMED Holdings, Inc. (UMED) Restricted Common Stock for $300,000.00

Registration Rights:	The Company agrees to register the Common Stock underlying these restricted shares as a piggy-back registration, in any future registration the Company files.

1.
The investor hereby subscribes to 5,000,000 shares at the price of $0.06 per share and agrees to deliver to UMED or Greenway Innovative Energy, Inc. a check for $300,000 upon the execution of the subscription agreement in exchange for the shares being offered. The restriction period will be for six (6) months from the date of the purchase.

2.
UMED will issue to the investor the restricted common stock shares, as per the terms described above in this MOU, within 15 business days of the signing of this MOU Agreement.

3.
At the request of the Investor, UMED will include the shares of common stock purchased under this Agreement in any future registration of UMED stock intended for public offering.

4.
The Investor represents that he is acquiring the common stock purchased under this MOU for himself/herself and agrees that in addition to the provisions of this Agreement, the shares of common stock issued to him under the terms of this MOU are not transferable except under the following conditions:

(a)
The shares of common stock acquired hereunder cannot be resold without registration under the Securities and Exchange Act (a United States Law) or an exemption there from.

5.
The Investor represents that he/she is a sophisticated investor, accredited within the meaning of SEC Regulation D, and that he/she fully understands the risk involved in this transaction.

6.
Any return on investment of UMED stock is dependent upon the ability of UMED to be successful in completing any of its current projects.

7.
As part of its full disclosure effort, UMED has provided a full disclosure briefing to the Investor on UMED. The Investor has also been provided information on the general business development plan. The Investor acknowledges that he/she has reviewed the above mentioned information and plans and acknowledges that he has had the opportunity to obtain any additional information which UMED possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished by UMED.

8.
The Investor fully understands the high degree of risk involved in this investment and also understands that the figures and estimates in the information provided by UMED are only UMED's best projections.

IN WITNESS WHEREOF the parties to this MOU have affixed their signatures hereto on the dates indicated.

THE INVESTOR:	Liberty Trust Company, Ltd., Custodian FBO Paul R. Alfano, IRA # Tax ID # c/o IPS 8226 Douglas Avenue, Suite 520 Dallas, Texas 75225

1/3/2017	/s/ Paul R. Alfano
Date:

UMED Holdings, Inc.	Ransom B. Jones,
President and Interim Chief Executive Officer

1/3/2017	/s/ Ransom B. Jones
Date